                                                                Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287483

PROSPECTUS

12,859,716 Shares of Common Stock

This prospectus covers the offer and resale from time to time of up to 12,859,716 shares (the “Shares”) of common stock, par value $0.0001 per share, of Catheter Precision, Inc., a Delaware corporation (the “Company”), by the Selling Stockholders identified in this prospectus, including their transferees, pledgees or donees or their respective successors. The Shares offered by the Selling Stockholders consist of 8,574,000 Shares underlying Series B Convertible Preferred Stock (“Series B Preferred”) and 4,285,716 Shares underlying Series L Common Stock Purchase Warrants (“Series L Warrants”), which were sold in a private placement (the “PIPE”) on May 12, 2025, pursuant to a  Securities Purchase Agreement entered into with Mercer Street Global Opportunity Fund, LLC, WVP Emerging Manager Onshore Fund, LLC -- Structured Small Cap Lending Series, and C/M Capital Master Fund, LP (the “Selling Stockholders”) as described in more detail in our periodic reports and other documents filed with the U.S. Securities and Exchange Commission.  See “Incorporation of Certain Information by Reference.”

The Selling Stockholders may offer the Shares pursuant to this prospectus from time to time through public or private transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may sell Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders, the purchasers of the Shares, or both. For additional information on the methods of sale that may be used by the Selling Stockholders, see “Plan of Distribution” on page 19. The Selling Stockholders are listed under “Selling Stockholders” on page 7.

We are not selling any Shares under this prospectus and will not receive any proceeds from the sale of Shares by the Selling Stockholders. However, we will receive proceeds from exercises of the Series L Warrants held by the Selling Stockholders. We are paying the cost of registering the Shares as well as various related expenses. The Selling Stockholders are responsible for all selling commissions, transfer taxes and other costs related to the offer and sale of Shares.

You should carefully read this prospectus and any amendments or supplements accompanying this prospectus, together with any documents incorporated by reference herein or therein, before you make your investment decision.

The Selling Stockholders may sell any, all or none of the securities offered by this prospectus and we do not know when or in what amount the Selling Stockholders may sell their Shares hereunder following the effective date of the registration statement of which this prospectus forms a part.

Our common stock is listed on the NYSE American under the symbol “VTAK.” On May 29, 2025, the last reported sale price of our common stock was $0.1887 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and in the documents incorporated by reference in this prospectus, as updated by any applicable prospectus supplement, and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 30, 2025

ABOUT THIS PROSPECTUS

We urge you to read carefully this prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered.

You should rely only on the information contained or incorporated by reference in this prospectus. We and the Selling Stockholders have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to offer and sell shares of our common stock. If it is against the law in any jurisdiction to make an offer to sell these shares, or to solicit an offer from someone to buy these shares, then this prospectus does not apply to any person in that jurisdiction, and no offer or solicitation is made by this prospectus to any such person. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations and prospects may have changed since such date. Information contained on our website is not a part of this prospectus.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

This prospectus may contain references to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus and any applicable prospectus supplement, including the information contained under the heading “Risk Factors” and all other information included or incorporated by reference into this prospectus and any applicable prospectus supplement in their entirety before you invest in our securities.

Unless otherwise stated, all references in this prospectus to “we,” “us,” “our,” the “Company,” “Catheter Precision” and similar designations refer to Catheter Precision, Inc. and all entities included in our financial statements.

Company Overview

We were incorporated in California on September 4, 2002, and reincorporated in Delaware in July 2018.  The Company was initially formed to develop, commercialize and market an excimer laser-based platform for use in the treatment of vascular and dermatological immune-mediated inflammatory diseases, including the DABRA product line. The terms “Company” or “Catheter,” refer to Catheter Precision, Inc., together with our consolidated operating subsidiaries.

On January 9, 2023, the Company merged with Catheter Precision, Inc., or “Old Catheter”, a privately-held Delaware corporation, the “Merger,” and the business of Old Catheter became a wholly owned subsidiary of the Company, which today is our only operating subsidiary.   Prior to the Merger with Old Catheter, we operated under the name Ra Medical Systems, Inc.  Following the Merger, we discontinued the Company’s legacy lines of business and the use of any of its DABRA-related assets.  For further information about these historical lines of business, see “Item 1. Business” of the Company’s Form 10-K for the fiscal year ended December 31, 2021.  Since the Merger, we have shifted the focus of our operations to Old Catheter’s product lines, and effective August 17, 2023, we changed our name to Catheter Precision, Inc. Accordingly, our current activities primarily relate to Old Catheter’s historical business which comprises the design, manufacture and sale of new and innovative medical technologies focused in the field of cardiac electrophysiology, or “EP.”

Our two primary products include the VIVO System and LockeT.  The VIVO System, which is an acronym for View into Ventricular Onset System, “VIVO” or “VIVO System,” is a non-invasive imaging system that offers 3D cardiac mapping to help with localizing the sites of origin of idiopathic ventricular arrhythmias in patients with structurally normal hearts prior to EP procedures.

Our newest product, LockeT, is a suture retention device indicated for wound healing by distributing suture tension over a larger area in the patient in conjunction with standard of care closure techniques.  LockeT is intended to temporarily secure sutures and aid clinicians in locating and removing sutures efficiently.

Our product portfolio also includes the Amigo® Remote Catheter System, or Amigo, a robotic arm that serves as a catheter control device. Prior to 2018, Old Catheter marketed Amigo. We own the intellectual property related to Amigo, and this product is under consideration for future research and development of a generation 2 product. We do not currently market or sell Amigo products.

In February 2025, the Company formed its subsidiary Cardionomix, Inc., a Nevada Corporation, “Cardionomix,” in order to pursue the acquisition of certain assets of Cardionomic, Inc., a Delaware corporation, which has ceased operations, the “Assignor.” We own 82% of the common stock of Cardionomix. On April 18, 2025, the Company and Cardionomix entered into an asset purchase agreement, the “Agreement,” with Cardionomic (assignment for the benefit of creditors), LLC, a California limited liability company (the “Seller”), in its sole and limited capacity as assignee for the benefit of creditors of the Assignor, pursuant to which Cardionomix purchased assets related to the Assignor's late-stage treatment in development for acute decompensated heart failure, the “Purchased Assets,” consisting of patents and trademarks related to the Assignor's Cardiac Pulmonary Nerve Simulation (CNPS) System.  The asset purchase closed on May 5, 2025.

Company Information

Our principal executive offices are located at 1670 Highway 160 West, Suite 205, Fort Mill, SC 29708, and our telephone number is 973-691-2000.  Our corporate website address is ir.catheterprecision.com.  Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and is not considered part of, this filing.  You should not rely on any such information in making your decision whether to purchase our common stock.

THE OFFERING

Common stock offered by Selling Stockholders	Up to 12,859,716 shares in total, consisting of 8,574,000 that may be issued upon conversion of the Series B Preferred and 4,285,716 that are issuable upon the exercise of Series L Warrants.

Use of proceeds

We will not receive any proceeds from the sale of shares of common stock by the Selling Stockholders. However, we will receive proceeds from exercises of the Series L Warrants held by the Selling Stockholders.

Offering price	The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. See “Plan of Distribution.”

Risk factors

You should read the “Risk Factors” section included in this prospectus, and the risk factors incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

NYSE American symbol	“VTAK”

The Selling Stockholders may offer and sell up to 12,859,716 shares of our Common Stock. Throughout this prospectus, when we refer to the shares being registered on behalf of the Selling Stockholders for offer and resale, we are referring to the shares described above.  When we refer to the Selling Stockholders in this prospectus, we are referring to the Selling Stockholders identified in this prospectus and their permitted transferees or other successors-in-interest that may be identified, to the extent required, in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to purchase any of the securities being registered pursuant to the registration statement of which this prospectus is a part, you should carefully consider, in addition to the risks and uncertainties discussed under “Special Note Regarding Forward-Looking Statements” below, the risk factors set forth under “Risk Factors” in our previous SEC filings, all of which are incorporated by reference into this prospectus:

●	our most recent Annual Report on Form 10-K, as amended,
●	our most recent Quarterly Reports on Form 10-Q filed subsequent to such filing, and
●	discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the SEC.

The Risk Factors set forth in the filings described above may be amended, supplemented or superseded from time to time by other reports and/or prospectus supplements we file with the SEC in the future, and you should carefully consider any such additional or modified risk factors and other information provided in any such future filings that may be available after the date of this prospectus before making your investment decision.

If any of the risks set forth in the filings described above actually occur, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and/or the available secondary market for our securities may diminish or become non-existent, and you could lose all or part of your investment or lose liquidity in the shares. The risks and uncertainties we describe in the documents incorporated by reference herein are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial could materially adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement or free writing prospectus and our SEC filings that are incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus contain or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, the “Securities Act”, Section 21E of the Securities Exchange Act of 1934, as amended, the “Exchange Act,” and the Private Securities Litigation Reform Act of 1995, and such statements are subject to the “safe harbor” created by those sections.

Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions, and projections about the business and future financial results of the medical device industry, and other legal, regulatory and economic developments. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” “continue,” “likely,” and similar expressions (including their use in the negative) intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about competition from larger and more established companies in our markets, our ability to successfully grow our business and legislative, regulatory and economic developments, including changing business conditions in the industries in which we operate and the economy in general, as well as financial performance, expectations with respect to our business and product development, including VIVO, Amigo and LockeT; litigation outcomes; the listing status of our common stock; and existing and/or prospective customers.

Our forward-looking statements involve risks and uncertainties, including those created by the inherent volatility of our stock and the stock markets, and the American and global economies, changes to the regulatory landscape, the effectiveness of our defenses in connection with relevant litigation, and the other risks and uncertainties described in our SEC filings and incorporated herein by reference as described in “Risk Factors” above. These risks and uncertainties may cause results to differ materially from the plans, expectations, predictions or projections set forth in (or underlying statements set forth in) this prospectus and our other SEC filings and public statements. Such factors may be amplified by global events such as uncertain global economic conditions, global pandemics and the geopolitical tensions related to Russia’s actions in Ukraine, conflicts in the Middle East and elsewhere, and the potential impact on our business and the global economy. Additional factors that may affect our future results are set forth in filings that we make with the SEC from time to time, including but not limited to our Annual Report on Form 10-K for the year ended December 31, 2024, as well as additional factors discussed in our SEC filings and incorporated herein by reference as described under the “Risk Factors” section of this prospectus.

In addition, our forward-looking statements are based on current plans, estimates and projections, which are subject to change based on shifting circumstances, and therefore, you are cautioned not to place undue reliance on them. These statements may discuss goals, intentions, plans and/or expectations as to future plans, trends, events, results of operations or financial condition, listed status of our common stock or other matters, all of which are based on current beliefs of our management, as well as assumptions made by, and information currently available to, management.

Forward-looking statements contained in this prospectus and in our other SEC filings speak only as of the date on which the statements were made and are not guarantees of future performance. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, and we have no intention to do so.

No forward-looking statement can be guaranteed, and our actual results could differ materially from those projected or discussed in our forward-looking statements for many reasons, including the risks and uncertainties described above and those discussed in our SEC filings and incorporated herein by reference as described under “Risk Factors.” Given these risks and uncertainties, readers should not place undue reliance on our forward-looking statements and should carefully consider such risks and uncertainties, as well as additional risks and uncertainties that may be described in other documents filed by us from time to time with the SEC, including any prospectus supplements we may file after the date of this prospectus. See “Where You Can Find Additional Information” beginning on page 20 of this prospectus.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our common stock described in the section entitled “Selling Stockholders” to resell such shares. We are not selling any securities under this prospectus and we will not receive any proceeds from the sale or other disposition of shares of our common stock held by the Selling Stockholders. The Selling Stockholders will receive all of the proceeds from this offering. However, we will receive proceeds from exercises of the Series L Warrants held by the Selling Stockholders.

The Selling Stockholders will pay any discounts, commissions, fees of underwriters, selling brokers or dealer managers and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, printing fees, NYSE American listing fees and fees and expenses of our counsel and our accountants, including our independent registered public accounting firms.

SELLING STOCKHOLDERS

The shares of common stock being offered by the Selling Stockholders are those issuable to the Selling Stockholder, upon conversion of the Series B Convertible Preferred Stock and exercise of the Series L warrants. For additional information regarding the issuances of those shares of common stock, Series B Convertible Preferred Stock and Series L Warrants, see “Private Placement of Preferred Stock and Warrants” below. We are registering the shares of common stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Series B Convertible Preferred Stock and the Series L Warrants, and as described at “Private Placement of Preferred Stock and Warrants” below, the Selling stockholders have not had any material relationship with us within the past three years.

This prospectus covers the resale or other disposition of up to 12,859,716 shares of our common stock by the Selling Stockholders named below that may be acquired upon conversion of our Series B Convertible Preferred Stock and/or exercise of our Series L Warrants, and their donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer (collectively, the “Selling Stockholders”). Our Series B Convertible Preferred Stock is not currently convertible but will become convertible into up to an aggregate of 2,202,357 shares of our common stock if they are approved by the NYSE American for listing, subject to beneficial ownership blockers. The Series B Convertible Preferred Stock may not be converted into any additional shares until stockholder approval of the conversion has been obtained. Our Series L Warrants are not currently exercisable and may not be exercised until stockholder approval of the exercise has been obtained. We currently intend to seek such stockholder approval at our annual meeting of stockholders to be held on July 25, 2025.

In accordance with the terms of the registration rights agreement with the Selling Stockholders, this prospectus generally covers the resale of the sum of the maximum number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock or exercise of the Series L Warrants, determined as if the outstanding Series B Convertible Preferred Stock was fully converted and outstanding Series L Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants. The third column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the Selling Stockholders as of May 19, 2025. The information in the table below with respect to the Selling Stockholders has been obtained from the respective Selling Stockholders. The Selling Stockholders may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution” as it may be supplemented and amended from time to time. We do not know how long the Selling Stockholders will hold the shares of Series B Convertible Preferred Stock before converting them or the Series L Warrants before exercising them, or if they will ever convert any of the Series B Convertible Preferred Stock or exercise any of the Series L Warrants.

Except as set forth herein, we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the shares of common stock underlying the Series B Convertible Preferred Stock or the Series L Warrants.

The table below includes, for each Selling Stockholder: (i) all shares of our common stock beneficially held by such selling stockholder as of  May 19, 2025, (ii) the number of shares of our common stock that may be offered under this prospectus, and (iii) the number of shares and percentage of our common stock beneficially owned by the Selling Stockholders assuming all of the shares of our common stock registered hereunder are sold. The table below and footnotes assume that the Selling Stockholders will sell all of the shares listed. However, because the Selling Stockholders may sell all or some of their shares under this prospectus from time to time, or in another permitted manner, we cannot provide assurances as to the actual number of shares that will be sold by the Selling Stockholders, or that will be held by the Selling Stockholders after completion of any sales.

The percentages of shares owned after the offering are based on 11,017,298 shares of common stock outstanding as of May 19, 2025, and the calculation assumes that all shares of Series B Convertible Preferred Stock have been converted, all Series L Warrants have been exercised and that all shares obtained upon such conversion or exercise have been sold.

The number of shares of common stock into which the Series B Convertible Preferred Stock is convertible and the Series L Warrants are convertible at any given time of conversion is limited, with respect to each Selling Stockholder to that number of shares of common stock which would result in the stockholder, together with its affiliates, having an aggregate beneficial ownership that does not exceed a certain percentage of the total issued and outstanding shares of common stock set forth in the relevant instrument (each a “Blocker”), as of the point in time immediately following such time of conversion. For each of the shares of Series B Convertible Preferred Stock and each of the Series L Warrants, the Blocker is 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon the conversion or exercise. The holder may by giving notice to the Company increase or decrease the Blocker, provided that the Blocker in no event exceeds 9.99% of the number of shares of our common Stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion or exercise by the Selling Stockholder and provided further that any increase in the Blocker will not be effective until the 61st day after such notice is delivered to the Company.

The number presented in the table below under the heading “Number of Shares of Common Stock Being Offered” includes all Shares underlying the Series B Convertible Preferred Stock and the Series L Warrants and is not impacted by the Blockers. However, the number and percentage presented under the heading “Shares of Common Stock Beneficially Owned Prior to Offering” reflect the restrictions imposed by the Blockers. This is because, although we are registering all of the shares underlying the Series B Convertible Preferred Stock and the Series L Warrants for sale from time to time, the Selling Stockholders may not convert or exercise at any given time an amount that would cause any of them to beneficially own shares in excess of the relevant Blockers. “Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote or to dispose of those shares, or if the person has the right to acquire voting or disposition rights within 60 days.

Information about the Selling Stockholders may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Shares of Common Stock Beneficially Owned Prior to Offering				Number of Shares of Common Stock Being Offered (1)		Shares of Common Stock to be Beneficially Owned After Offering (2)
Name of Selling Stockholder	Number		Percentage		Offered		Number	Percentage
Mercer Street Global Opportunity Fund, LLC (3)	578,637	(4)	4.99%	(4)	7,144,572	(5)	0	0%
WVP Emerging Manager Onshore Fund, LLC -- Structured Small Cap Lending Series (6)	578,637	(7)	4.99%	(7)	2,286,058	(8)	0	0%
C/M Capital Master Fund, LP (9)	578,637	(10)	4.99%	(10)	3,429,086	(11)	0	0%

(1)

The number of shares in the column “Number of Shares of Common Stock Being Offered” represents all of the Shares that a Selling Stockholder may offer and sell from time to time under this prospectus, without regard to any Blockers.

(2)

We do not know when or in what amounts a Selling Stockholder may offer shares for sale. The Selling Stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering, and because, except as set forth elsewhere in this prospectus, there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the Selling Stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the Selling Stockholders.

(3)

Jonathan Juchno is the managing partner of Mercer Street Global Opportunity Fund, LLC, and may be deemed to be the beneficial owner of these shares. Mr. Juchno in his capacity as managing partner of Mercer Street Global Opportunity Fund, LLC, may also be deemed to have investment discretion and voting power over the shares beneficially owned by Mercer Street Global Opportunity Fund, LLC. Mr. Juchno disclaims any beneficial ownership of such shares of common stock, except to the extent of any pecuniary interests therein.

The principal business address is 1111 Brickell Ave, Ste 2920, Miami, FL 33131.

(4)

Includes 578,637 shares of common stock underlying the Series B Convertible Preferred Stock. Does not include 5,137,363 shares of common stock underlying the Company’s Series B Convertible Preferred Stock or 1,428,572 shares of common stock underlying the Company’s Series L Warrants, due to application of the Blockers. Assumes NYSE American approval of the listing of up to 2,202,357 shares of common stock upon the conversion of the Series B Convertible Preferred Stock.

(5)	Includes all Shares underlying the Series B Convertible Preferred Stock and the Series L Warrants without regard to the Blockers applicable thereto.
(6)

WVP Management, LLC, the managing member of WVP Emerging Manager Onshore Fund LLC Structured Small Cap Lending Series, has discretionary authority to vote and dispose of the shares beneficially owned by this Selling Stockholder and may be deemed to be the beneficial owner of these shares. C/M Capital Partners, LP and Worth Venture Partners, LLC, in their capacity as advisors to this Selling Stockholder, may also be deemed to have investment discretion and voting power of the shares beneficially owned by this Selling Stockholder. Thomas Walsh and Jonathan Juchno in their capacity as partners of C/M Capital Partners, LP, may also be deemed to have investment discretion and voting power over the shares beneficially owned by this Selling Stockholder. Abby Flamholz, in her capacity as Managing Member of WVP Management, LLC and in her capacity as managing member of Worth Venture Partners, LLC, may also be deemed to have investment discretion and voting power of the shares beneficially owned by this Selling Stockholder. WVP Management, LLC, C/M Capital Partners, LP, Worth Venture Partners, LLC, Mr. Walsh, Mr. Juchno and Ms. Flamholz each disclaim any beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The principal business address is 1111 Brickell Avenue, Suite 2920, Miami, FL 33131.

(7)

Includes 578,637 shares of common stock underlying the Series B Convertible Preferred Stock. Does not include 564,563 shares of common stock underlying the Company’s Series B Convertible Preferred Stock or 1,142,858 shares of common stock underlying the Company’s Series L Warrants, due to application of the Blockers. Assumes NYSE American approval of the listing of up to 2,202,357 shares of common stock upon the conversion of the Series B Convertible Preferred Stock.

(8)	Includes all Shares underlying the Series B Convertible Preferred Stock and the Series L Warrants without regard to the Blockers applicable thereto.
(9)

C/M Capital Partners, LP manages the investments of C/M Capital Master Fund, LP and has discretionary authority to vote and dispose of the shares beneficially owned by C/M Capital Master Fund, LP, and may be deemed to be the beneficial owner of these shares. Thomas Walsh and Jonathan Juchno in their capacity as partners of C/M Capital Partners LP, may also be deemed to have investment discretion and voting power over the shares beneficially owned by C/M Capital Master Fund LP. C/M Capital Partners LP, Mr. Walsh and Mr. Juchno each disclaim any beneficial ownership of such shares of common stock, except to the extent of any pecuniary interests therein. The principal business address is 1111 Brickell Ave, Ste 2920, Miami, FL 33131.

(10)

Includes 578,637 shares of common stock underlying the Series B Convertible Preferred Stock. Does not include 1,136,163 shares of common stock underlying the Company’s Series B Convertible Preferred Stock or 1,714,286 shares of common stock underlying the Company’s Series L Warrants, due to application of the Blockers. Assumes NYSE American approval of the listing of up to 2,202,357 shares of common stock upon the conversion of the Series B Convertible Preferred Stock.

(11)	Includes all Shares underlying the Series B Convertible Preferred Stock and the Series L Warrants without regard to the Blockers applicable thereto.

Private Placement of Preferred Stock and Warrants

On May 12, 2025, we entered into a Securities Purchase Agreement, and related transaction documents, with the Selling Stockholders pursuant to which they purchased Series B Convertible Preferred Stock potentially convertible into up to an aggregate of 8,574,000 shares of our common stock, and Series L Warrants potentially convertible into up to an aggregate of 4,285,716 shares of our common stock, in exchange for $1.5 million in cash and certain promissory notes in default of QHSLab, Inc. The Securities Purchase Agreement and related documents, and the terms of the QHSLab notes, are more fully discussed in our Form 8-K filed with the Securities and Exchange Commission on May 13, 2025, which has been incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain terms of our capital stock and certain provisions of our amended and restated certificate of incorporation. We have adopted an amended and restated certificate of incorporation and amended and restated bylaws, and this description summarizes certain of the provisions that are included in those documents. This summary does not purport to be complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, and to the applicable provisions of Delaware law.  For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, as amended, any certificates of designation for our preferred stock, and our amended and restated bylaws, as amended.

Our authorized capital stock consists of 70,000,000 shares of capital stock, of which 60,000,000 shares are designated as common stock, $0.0001 par value per share, and 10,000,000 shares are designated as preferred stock, $0.0001 par value per share.  As of May 19, 2025, we had 14,134,743 unreserved shares of common stock and 9,984,343.989 unreserved shares of preferred stock available for issuance pursuant to our certificate of incorporation, as amended.  We have two classes of preferred stock issued and outstanding as described below.

Common Stock

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of stockholders. The holders are not permitted to vote their shares cumulatively. Accordingly, because our directors are elected by a plurality of the votes cast, the stockholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors, and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The affirmative vote of a majority of the shares present in person or represented by proxy and casting votes affirmatively or negatively  (excluding abstentions and broker non-votes) on any matter other than the election of directors that is presented to stockholders at a duly called or convened meeting at which a quorum is present is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by our certificate of incorporation, our bylaws, the rules or regulations of any stock exchange applicable to us, or applicable law or pursuant to any regulation applicable to us or our securities.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Subject to the rights of the holders of our preferred stock, upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our board of directors and issued in the future.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series.

Currently, we have two classes of Preferred Stock outstanding, our Series X preferred stock, $0.0001 par value (“Series X Preferred”) and our Series B preferred stock, $0.0001 par value (“Series B Preferred”).   As of the date hereof, there were outstanding 12,656.011 shares of Series X Preferred, each of which is convertible into 100 shares of common stock, subject to certain conditions and ownership blockers as described below, and 3,000 shares of Series B Preferred, each of which is convertible into approximately 2,858 shares of common stock, subject to certain conditions and ownership blockers as described below.  Certain key terms of the Series X Preferred and Series B Preferred are summarized below:

Series X Preferred. The currently outstanding shares of Series X Preferred are subject to a contractual restriction which prohibits them from being converted unless the Company applies for and is approved for a new initial listing on the NYSE American or other national securities exchange, or is delisted from the NYSE American. No assurance is given that the Company shall make such application or that if it did any approval would be given by the exchange. The Series X Preferred is also subject to beneficial ownership “blocker” provisions that prohibit any conversion that would cause the holder to have, post-conversion, beneficial ownership of common stock above a pre-set threshold. The precise ownership blocker level varies among the shares, as the level for each share was previously chosen by the holder thereof, from within the range of 0.99% to 19.99%. The Series X Preferred is intended to have economic rights equivalent to the Company’s common stock, but has very limited voting rights. Holders of Series X Preferred are entitled to receive dividends on shares of Series X Preferred equal to, on an as-if-converted-to-Common-Stock basis, and in the same form as, dividends actually paid on shares of the Common Stock. Except as otherwise required by law, the Series X Preferred does not have voting rights. However, as long as any shares of Series X Preferred are outstanding, the Company will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series X Preferred, (a) alter or change adversely the powers, preferences or rights given to the Series X Preferred, (b) alter or amend the Certificate of Designation for the Series X Preferred, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series X Preferred, (d) increase the number of authorized shares of Series X Preferred, or (e) enter into any agreement with respect to any of the foregoing. The Series X Preferred does not have a preference upon any liquidation, dissolution or winding-up of the Company. The holders of Series X Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of Common Company Stock would receive if the Series X Preferred were fully converted (disregarding for such purposes any conversion limitations) to our common stock, which amounts will be paid pari passu with all holders of our common stock.

Series B Preferred. Each share of Series B Preferred has a $1,000 stated value and is potentially convertible into approximately 2,858 shares of common stock. Shares of Series B Preferred are non-convertible until the Company obtains stockholder approval. After stockholder approval is obtained, shares of Series B Preferred are convertible at any time at the option of the holder into shares of Company Common Stock; provided, however, that the Series B Preferred will be allowed to convert into up to 2,202,357 shares of common stock (which is 19.99% of the Company's currently outstanding common stock) prior to stockholder approval being obtained to the extent that the NYSE American approves such shares for listing, subject to certain ownership limitations as described below. The conversion ratio is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. Subject to limited exceptions, holders of shares of Series B Convertible Preferred Stock do not have the right to convert any portion of their Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% (or up to 9.99% at the election of the holder) of the number of shares of the Company’s common stock outstanding immediately after giving effect to its conversion or exercise. Holders of Series B Convertible Preferred Stock are entitled to receive dividends on shares of Series B Convertible Preferred Stock equal to, on an as-if-converted to-common-stock basis, and in the same form as, dividends actually paid on shares of the common stock. Except as otherwise required by law, the Series B Convertible Preferred Stock does not have voting rights. However, as long as any shares of Series B Convertible Preferred Stock are outstanding, the Company may not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series B Convertible Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Convertible Preferred Stock, (b) alter or amend the Certificate of Designation for the Series B Convertible Preferred Stock, (c) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series B Convertible Preferred Stock, (d) increase the number of authorized shares of Series B Convertible Preferred Stock, or (e) enter into any agreement with respect to any of the foregoing. The Series B Convertible Preferred Stock does not have a preference upon any liquidation, dissolution or winding-up of the Company. The holders of Series B Convertible Preferred Stock shall be entitled to receive out of the assets, whether capital or surplus, of the Company the same amount that a holder of common stock would receive as if the Series B Convertible Preferred Stock were fully converted (disregarding for such purposes any conversion limitations), which amounts will be paid pari passu with all holders of our common stock.

The issuance of additional preferred stock could have the effect of further restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock.

Warrants

As of May 19, 2025, the following warrants to purchase Company common stock were outstanding:

Title or Description of Warrant Issuance:	Total Shares Underlying Currently Outstanding Warrants Issued	Exercise Price	Expiration Date
May 2020 Warrants	1,275	$5,625.00	5/20/2025
May 2020 Placement Agent Warrants	124	$7,031.25	5/20/2025
August 2020 Warrants	1,943	$4,375.00	8/3/2025
August 2020 Placement Agent Warrants	192	$5,468.75	7/30/2025
August 2021 Pharos Banker Warrants	148	$1,495.00	8/16/2026
February 2022 Series B Warrants	39,153	$140.00	2/4/2029
July 2022 Series C Warrants	28,404	$140.00	7/22/2027
Pre-Funded September 2024 Series I Warrants*	1,425,000	$0.00	None
Re-Priced September 2024 Series I Warrants	1,078,900	$0.70	3/3/2026
September 2024 Series J Warrants	3,578,900	$1.00	9/3/2029
September 2024 Underwriter Warrants	214,734	$1.55	8/29/2029
October 2024 Series K Warrants	10,695,962	$0.70	7/13/2030
October 2024 Placement Agent Warrants	320,879	$1.085	4/25/2030
May 2025 Series L Warrants	4,285,716	$0.50	**
2025 Placement Agent Warrants	257,143	$0.5425	***
TOTAL:	21,928,474

*These Warrants were repriced in October 2024 and were exercised in full; however, due to beneficial ownership limitations, the delivery of common stock in excess of those limitations was prohibited. As a result, these Warrants have been pre-paid in full but the common stock issuable pursuant to their exercise can only be issued if and when compliance with the beneficial ownership limitation is possible.

** These Warrants become exercisable when stockholder approval is obtained and expire 5.5 years from the date of stockholder approval.

*** These Warrants have not yet been issued, but the Company is contractually obligated to issue them. They will expire five years after the date of issuance and will not become exercisable unless stockholder approval of the exercise is obtained.

Below is a summary of certain key terms of the warrants listed above:

Adjustments.  The exercise price and number of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.  Special provisions are also provided (other than in the August 2021 Pharos Banker Warrants) for certain fundamental transactions as described below.

Exercisability. The warrants are generally exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of common stock purchased upon such exercise (except in the case of a cashless exercise, which most of the warrants allow under certain circumstances).  However, some of the warrants are subject to a warrant agency agreement with our transfer agent (identified below), and warrants in book entry form require exercise through DTC.

Beneficial ownership limitations. All of the warrants other than the August 2021 Pharos Banker Warrants impose certain beneficial ownership limitations. Under these provisions, a holder (together with its affiliates) may not exercise any portion of a warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99% (or, in the case of the Series H, I, J and K Warrants, 19.99%)) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% (19.99% in the case of the Series H, I, J and K Warrants) of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us.

No fractional shares or scrip. No fractional shares will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price (or for some warrants, round down to the next whole share).

Transferability. Subject to applicable securities and other laws and procedures intended to ensure compliance with such laws, a warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer, except that transferability of the placement agent warrants is subject to applicable FINRA rules.

Exchange Listing. There is no trading market available for any of the warrants on any securities exchange or nationally recognized trading system. We do not intend to list any of the warrants on any securities exchange or nationally recognized trading system.

Call Feature.  The Series B Warrants (and none of the other currently outstanding warrants) are callable by us in certain circumstances. Subject to certain exceptions, if (i) the volume weighted average price of our common stock (as defined in the warrant) for any 20 consecutive trading days (the “Measurement Period”) exceeds $750.00 (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and similar transactions), (ii) the average daily trading volume for such Measurement Period exceeds $500,000 per trading day, and (iii) the warrantholder is not in possession of any information that constitutes or might constitute, material non-public information which was provided by us or our affiliates or agents, and subject to the applicable beneficial ownership limitation, then we may, within one trading day of the end of such Measurement Period, call for cancellation of all or any portion of the warrants still outstanding, for consideration equal to $0.001 per warrant share.

Voting Rights. None of the warrants confer voting rights.

Dividends and Certain Other Events.  If the company declares a dividend or grants subscription rights, or authorizes certain other capital, reclassification or liquidation events specified in the warrant, warrantholders are entitled to notice in order to allow an opportunity to exercise.  In addition, the warrants state (other than the August 2021 Pharos Banker Warrants) that if the Company declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to common stockholders, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then the Holders are entitled to participate in the Distribution to the same extent that the Holder would have participated if the Holder had held the number of shares of common stock acquirable upon complete exercise of the warrant (without regard to any limitations such as the beneficial ownership limitations) immediately before the record date for the Distribution, except that if the participation would cause the warrantholder to exceed the relevant beneficial ownership limitation, then the company is required to hold the balance of the distribution that would otherwise cause the excess in abeyance for the benefit of the warrantholder until the release of the distribution would not cause the excess.  The Distribution participation rights of the placement agent warrants have carved out cash distributions.  The Series B, H, I, J and K warrants provide that to the extent that a warrant has not been partially or completely exercised at the time of a Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the warrantholder until the warrant is exercised.

Fundamental Transaction. In the event of a fundamental transaction , as described in the warrants and generally including any reorganization, recapitalization or reclassification of our shares of common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition by any person or group of more than 50% of our outstanding shares of common stock (in the case of the 2020 Warrants only, excluding common stock held by the other Person) or (in the case of Series B, C, H, I, J, K Warrants, Underwriter Warrants and Placement Agent Warrants) more than 50% of the voting power of our common stock, a warrantholder (other than a holder of August 2021 Pharos Banker Warrants) will be entitled to receive upon exercise the number of common shares of the successor or acquirer (or the Company, if it is the surviving corporation), and any additional consideration that was receivable by our common shareholders in the transaction, with accompanying adjustments to the exercise price as described in the warrant.  In addition, under the Series H, I, J, and K Warrants, in the event of a Change of Control as defined in the warrants, warrantholders may require the company to purchase the remaining unexercised portion of a warrant for an amount equal to the Black-Scholes Value of that portion, as of the date of the Change of Control, unless the Change of Control is not within the Company’s control, as described in the warrant.  In that event, holders will instead be entitled to receive the same type or form of consideration (and in the same proportion), at the Black-Scholes Value of the unexercised portion of the warrant, that is being offered and paid to the common shareholders.

Further Description of Series K Warrants

The Series K Warrants have an exercise price of $0.70 and expire on July 13, 2030.  The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Within 30 days of the date of issuance of the Series K Warrants, the Company was obligated to file a registration statement on the appropriate form providing for the resale of the shares of common stock underlying the Series K Warrants, and it agreed to cause such registration statement to become effective within 60 days following the date of issuance of the Series K Warrants (90 days in the event that the registration statement is reviewed by the Staff of the Securities and Exchange Commission).  That registration statement was declared effective on December 4, 2024.

During such time as the Series K Warrants are outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction (a “Distribution”), then, in each such case, a Series K Warrant holder shall be entitled to participate in such Distribution to the same extent that the Series K Warrant holder would have participated therein if the Series K Warrant holder had held the number of shares of Common Stock acquirable upon complete exercise of the Series K Warrant (without regard to any limitations on exercise thereof, including without limitation, any beneficial ownership limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Series K Warrant holder’s right to participate in any such Distribution would result in the Series K Warrant holder exceeding any beneficial ownership limitation, then the Series K Warrant holder shall not be entitled to participate in such Distribution to such extent, and the portion of such Distribution shall be held in abeyance for the benefit of the Series K Warrant holder until such time, if ever, as its right thereto would not result in the Series K Warrant holder exceeding the beneficial ownership limitation).

A holder (together with its affiliates) may not exercise any portion of the Series K Warrant to the extent that the holder would own more than 4.99%  (or, upon election by a Holder prior to the issuance of any Warrants, 9.99%, 14.99% or 19.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 19.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series K Warrant, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. No fractional shares will be issued in connection with the exercise of a Series K Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

If, at the time a holder exercises its Series K Warrant, a registration statement registering the issuance of the shares of common stock underlying the Series K Warrant under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series K Warrant.

In the event of a defined change of control of the Company, at the request of a holder of a Series K Warrant delivered before the thirtieth (30th) day after such change of control, the Company (or any successor entity) shall purchase the Series K Warrant from the holder by paying to the holder, within five (5) business days after such request (or, if later, on the effective date of the change of control), an amount equal to the Black-Scholes value, as defined in the Series K Warrant, of the remaining unexercised portion of the Series K Warrant on the effective date of such change of control, payable in cash; provided, however, that, if the change of control is not within the Company’s control, including not approved by the Company’s Board of Directors, the holder shall only be entitled to receive from the Company or any successor entity, as of the date of consummation of such change of control, the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the Series K Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the change of control, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the change of control.

Subject to applicable laws, a Series K Warrant may be transferred at the option of the holder upon surrender of the Series K Warrant to us together with the appropriate instruments of transfer.  There is no trading market available for the Series K Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Series K Warrants on any securities exchange or nationally recognized trading system.

Further Description of Series L Warrants

The Series L Warrants have an exercise price of $0.50 and expire 5.5 years from the date that stockholder approval of their exercise is obtained.  The Company currently intends to seek such approval at its annual meeting to be held on July 25, 2025. The Series L Warrants cannot be exercised unless stockholder approval is obtained. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our shares of common stock and the exercise price.

Within 15 days of the date of issuance of the Series L Warrants, the Company was obligated to file a registration statement on the appropriate form providing for the resale of the shares of common stock underlying the Series L Warrants, and it agreed to cause such registration statement to become effective within 50 days following the date of issuance of the Series L Warrants (80 days in the event that the registration statement is reviewed by the Staff of the Securities and Exchange Commission).  The registration statement of which this prospectus forms a part is being filed to satisfy this obligation.

During such time as the Series L Warrants are outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction (a “Distribution”), then, in each such case, a Series L Warrant holder shall be entitled to participate in such Distribution to the same extent that the Series L Warrant holder would have participated therein if the Series L Warrant holder had held the number of shares of Common Stock acquirable upon complete exercise of the Series L Warrant (without regard to any limitations on exercise thereof, including without limitation, any beneficial ownership limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Series L Warrant holder’s right to participate in any such Distribution would result in the Series L Warrant holder exceeding any beneficial ownership limitation, then the Series L Warrant holder shall not be entitled to participate in such Distribution to such extent, and the portion of such Distribution shall be held in abeyance for the benefit of the Series L Warrant holder until such time, if ever, as its right thereto would not result in the Series L Warrant holder exceeding the beneficial ownership limitation).

A holder (together with its affiliates) may not exercise any portion of the Series L Warrant to the extent that the holder would own more than 4.99%  (or, upon election by a Holder, 9.99%) of the outstanding shares of common stock immediately after exercise. However, upon notice from the holder to us, the holder may decrease or increase the holder’s beneficial ownership limitation, which may not exceed 9.99% of the number of outstanding shares of common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Series L Warrant, provided that any increase in the beneficial ownership limitation will not take effect until 61 days following notice to us. No fractional shares will be issued in connection with the exercise of a Series L Warrant. In lieu of fractional shares, we will either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

If, at the time a holder exercises its Series L Warrant, a registration statement registering the issuance of the shares of common stock underlying the Series L Warrant under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the Series L Warrant.

In the event of a defined change of control of the Company, at the request of a holder of a Series L Warrant delivered before the thirtieth (30th) day after such change of control, the Company (or any successor entity) shall purchase the Series L Warrant from the holder by paying to the holder, within five (5) business days after such request (or, if later, on the effective date of the change of control), an amount equal to the Black-Scholes value, as defined in the Series L Warrant, of the remaining unexercised portion of the Series L Warrant on the effective date of such change of control, payable in cash; provided, however, that, if the change of control is not within the Company’s control, including not approved by the Company’s Board of Directors, the holder shall only be entitled to receive from the Company or any successor entity, as of the date of consummation of such change of control, the same type or form of consideration (and in the same proportion), at the Black-Scholes value of the unexercised portion of the Series L Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the change of control, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the change of control.

Series L Warrants are callable by the Company should the trailing 20-day volume weighted average price of our common stock exceed $1.50.

Subject to applicable laws, a Series L Warrant may be transferred at the option of the holder upon surrender of the Series L Warrant to us together with the appropriate instruments of transfer.  There is no trading market available for the Series L Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Series L Warrants on any securities exchange or nationally recognized trading system.

2025 Placement Agent Warrants

The 2025 Placement Agent Warrants that we are obligated to issue will have an exercise price of $0.5425 per share and will expire five years from the date of issuance. They have substantially the same terms as the Series L Warrants except that they are not entitled to a payment upon a change of control. They are not exercisable until such exercise has been approved by our stockholders. The Company currently intends to seek such approval at its annual meeting to be held on July 25, 2025.

Anti-Takeover Effects of Delaware law and our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions and certain provisions of Delaware law, which are summarized below, may have the effect of discouraging takeover bids, coercive or otherwise. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Issuance of Undesignated Preferred Stock. As discussed above under “Description of Capital Stock—Preferred Stock,” our board of directors has the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.

Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Our amended and restated certificate of incorporation provides that our stockholders may not act by written consent. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend the amended and restated bylaws or remove directors without holding a meeting of stockholders called in accordance with the amended and restated bylaws. In addition, our amended and restated bylaws provide that special meetings of the stockholders may be called only by the chairperson of the board, our chief executive officer or president (in the absence of a chief executive officer) or a majority of our board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.

Board Classification. Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class will serve for a three-year term. Our classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.

Election and Removal of Directors. Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our amended and restated certificate of incorporation and amended and restated bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors.

Under our amended and restated certificate of incorporation and amended and restated bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors.

No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.

Amendment of Charter Provision. Any amendment of the above provisions in our amended and restated certificate of incorporation would require approval by holders of at least 66 2/3% of our then outstanding capital stock entitled to vote, voting together as a single class.

Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts.

These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Choice of Forum. Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Delaware General Corporation Law, our amended and restated certificate or our amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws; and (v) any action asserting a claim against us that is governed by the internal-affairs doctrine. Our amended and restated certificate of incorporation further provides that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, PO Box 500, Newark, NJ 07101, (800) 937-5449 or (718) 921-8124. Our shares of common stock are issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our common stock is listed on the NYSE American under the symbol “VTAK.”

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market for the common stock or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker‑dealer solicits purchasers;
•	block trades in which the broker‑dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker‑dealer as principal and resale by the broker‑dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales;
•	in transactions through broker‑dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker‑dealers engaged by the Selling Stockholders may arrange for other brokers‑dealers to participate in sales. Broker‑dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker‑dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

Arnall Golden Gregory LLP will pass upon the validity of the shares of common stock being offered hereby.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2024 have been so incorporated in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, which report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is ir.catheterprecision.com. The contents on our website are not part of this prospectus, and the reference to our website does not constitute incorporation by reference into this prospectus of the information contained at that site.

This prospectus is part of a registration statement we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K):

●    our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended on April 30, 2025;

●    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025; and

●    our Current Reports on Form 8-K and amendments thereto, if any, filed with the SEC on January 7, 2025, January 17, 2025, February 4, 2025, March 12, 2025, April 16, 2025, April 23, 2025, May 8, 2025, May 13, 2025, and May 19, 2025;

●    the description of our common stock contained in Exhibit 4.2 of our Form 10-K for the year ended December 31, 2024, filed with the SEC on March 31, 2025.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K, or portions thereof, furnished under Items 2.02 or 7.01 of Form 8-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus, and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any current report on Form 8-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus. You may also access this information on our website at ir.catheterprecision.com by viewing the “SEC Filings” subsection of the “Investors” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Catheter Precision, Inc.
1670 Highway 160 West, Suite 205
Fort Mill, SC 29708
973-691-2000

12,859,716 Shares

Common Stock

PROSPECTUS

May 30, 2025